EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Knoll, Inc. 2018 Stock Incentive Plan of our reports dated February 27, 2018, with respect to the consolidated financial statements and schedule of Knoll, Inc. and the effectiveness of internal control over financial reporting of Knoll, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 9, 2018